Exhibit 99.1

For immediate release
August 10, 2021

Star Equity Holdings, Inc. Announces 2021 Second Quarter and Six Months Ended Financial Results
For Q2 2021, reports 57.0% and 117.2% increase in Healthcare and Construction revenues, respectively
Ended Q2 2021 with $6.3 million in cash and cash equivalents
Old Greenwich, CT. - Star Equity Holdings, Inc. (Nasdaq: STRR; STRRP) (“Star Equity” or the “Company”), a diversified, multi-industry holding company with three divisions, Healthcare, Construction, and Investments, reported today its financial results for the second quarter (Q2) and six months (6M) ended June 30, 2021.
Following the sale of our DMS Health Technologies, Inc. (“DMS Health”) business unit for $18.75 million and the sale of another small business for $1.4 million in early 2021, all financial results for 2021 and 2020 reporting periods, unless stated otherwise, relate to continuing operations, which encompass Healthcare (Diagnostic Services and Diagnostic Imaging), Construction, and Investments.
Q2 2021 Financial Highlights vs. Q2 2020 (unaudited)
•Total revenues from continuing operations increased 77.8% to $25.8 million from $14.5 million
•Gross profit from continuing operations decreased to $1.5 million from $3.2 million
•Net loss from continuing operations was $1.8 million (or $0.36 per basic and diluted share) compared to a net loss from continuing operations of $0.8 million (or $0.27 per basic and diluted share)
•Non-GAAP adjusted EBITDA from continuing operations decreased to $(2.9) million from $0.8 million
•As of June 30, 2021, cash and cash equivalents and restricted cash decreased to $6.3 million from $9.3 million and net debt decreased to $6.8 million from $14.3 million
6M 2021 Financial Highlights vs. 6M 2020 (unaudited)
•Total revenues from continuing operations increased 42.9% to $48.2 million from $33.7 million
•Gross profit from continuing operations decreased to $4.6 million from $6.4 million
•Net loss from continuing operations was $2.4 million (or $0.48 per basic and diluted share) compared to a net loss from continuing operations of $3.2 million (or $1.25 per basic and diluted share)
•Non-GAAP adjusted EBITDA from continuing operations decreased to $(3.8) million from $0.2 million

Jeff Eberwein, Executive Chairman of Star Equity, noted, “In Q2 2021, our Healthcare division rebounded to more normal levels versus the second quarter of last year with revenue increasing 57.0% versus the prior year quarter. Our Construction division grew revenue by 117.2% due to significantly increased output at KBS, coupled with increased activity levels at EdgeBuilder. Gross margin percentage at our Construction division declined significantly as a consequence of rapidly rising raw materials costs and other items not expected to repeat in future periods, but is expected to begin to return to normal levels in the second half of this year due to steps we have taken to increase our product pricing and improve operations as well as the expectation that input costs will continue to normalize.”
Mr. Eberwein continued, “With the asset sales completed at end of Q1 2021, we substantially improved our balance sheet and liquidity position, reducing net debt from $14.3 million a year ago to $6.8 million at the end of Q2 2021. We are now better positioned to fund high-return internal growth investments and pursue acquisitions, which could be bolt-ons in Healthcare or Construction or entry into a new business sector.”

Revenues

The Company’s total Q2 2021 revenues from continuing operations increased 77.8% to $25.8 million from $14.5 million in the second quarter of the prior year.

Revenues in $ thousands	Q2 2021	Q2 2020	% change	6M 2021	6M 2020	% change
Healthcare	$14,870	$9,473	57.0%	$28,177	$23,148	21.7%
Construction	10,936	5,035	117.2%	19,983	10,519	90.0%
Investments	—	2	(100.0)%	—	33	(100.0)%
Total Revenues	$25,806	$14,510	77.8%	$48,160	$33,700	42.9%

Q2 2021 revenues for the Healthcare division increased significantly from Q2 2020. This division has largely recovered from the COVID-19 pandemic related downturn and is now performing at pre-pandemic levels. Doctors’ offices have reopened and we are operating at more normal levels.

The increase in revenues for the Construction division was mainly due to higher production levels driven by several large commercial jobs at both our EBGL and KBS businesses.

Gross Profit

Gross profit (loss) in $ thousands	Q2 2021	Q2 2020	% change	6M 2021	6M 2020	% change
Healthcare	$3,409	$2,185	56.0%	$6,007	$5,059	18.7%
Healthcare gross margin	22.9%	23.1%	(0.2)%	21.3%	21.9%	(0.6)%
Construction	(1,844)	1,053	(275.1)%	(1,300)	1,456	(189.3)%
Construction gross margin	(16.9)%	20.9%	(37.8)%	(6.5)%	13.8%	(20.3)%
Investments	(61)	(64)	(4.7)%	(126)	(98)	28.6%
Total gross profit	$1,504	$3,174	(52.6)%	$4,581	$6,417	(28.6)%
Total gross margin	5.8%	21.9%	(16.1)%	9.5%	19.0%	(9.5)%

Q2 2021 gross profit for the Healthcare division increased by 56.0% from the prior year’s quarter due to the 57.0% increase in sales from continued recovery from the COVID-19 pandemic. Further, we experienced fairly constant fixed costs versus the prior year period.

Q2 2021 gross profit for the Construction division decreased by 275.1% from the prior year’s quarter due to the adverse impact of a rapid rise in raw materials costs. We have increased prices since the beginning of 2021 to offset these higher input costs and expect see the full benefit of these increases on our margins in the second half of the year. We expect gross margins in Construction to continue to improve over time. Our backlog and sales pipeline remain very strong.
Operating Expenses
Q2 2021 sales, general and administrative (SG&A) expenses increased by $1.9 million, or 52.2%, from the prior year period, partly due to a $0.4 million increase in the Construction division as a result of increased commissions and headcount. In addition, we experienced a $0.2 million increase in the Healthcare division as a result of increased commissions, a $0.4 million increase in external and internal auditors review fees, a $0.1 million increase in administrative department due to headcount and a $0.4 million increase in IT and outside services costs. However, SG&A as a percentage of revenue decreased year over year from 25.3% to 21.6% as most of the increase in SG&A was associated with higher production rates and sales rather than unusual items.

6M 2021 sales, general and administrative (SG&A) expenses increased by $2.1 million, or 24.7%, from the prior year period, primarily due to a $0.4 million increase in the Construction division as a result of increased commissions and headcount, a $0.3 million increase due to reserve from tenant receivable in the Construction division, a $0.2 million increase in the Healthcare division as a result of increased commissions, a $0.3 million increase in external and internal auditors review fees, a $0.2 million increase in administrative department due to headcount and a $0.6 million increase in IT and outside services costs. SG&A as a percentage of revenue decreased year over year from 25.3% to 22.1% as most of the increase in SG&A was associated with higher production rates and sales rather than unusual items.

Net Loss
Q2 2021 net loss from continuing operations was $1.8 million, or $0.36 per basic and diluted share, compared to net loss of $0.8 million, or $0.27 per basic and diluted share, in the same period in the prior year. Q2 2021 non-GAAP adjusted net loss from continuing operations was $3.7 million, or $0.74 per basic and diluted share, compared to adjusted net loss from continuing operations of $0.2 million, or $0.06 per basic and diluted share, in the prior year period.
6M 2021 net loss from continuing operations was $2.4 million, or $0.48 per basic and diluted share, compared to a net loss of $3.2 million, or $1.25 per basic and diluted share, in the same period in the prior year. 6M 2021 non-GAAP adjusted net loss from continuing operations was $5.5 million, or $1.10 per basic and diluted share, compared to an adjusted net loss from continuing operations of $1.6 million, or $0.64 per basic and diluted share, in the prior year period.
Non-GAAP Adjusted EBITDA
Q2 2021 non-GAAP adjusted EBITDA from continuing operations decreased to negative $2.9 million from $0.8 million in the same quarter of the prior year due to a rise in raw materials costs in the Construction division, an increase in external and internal auditors review fees, and an increase in IT and outside services costs and was offset by an increase in adjusted EBITDA from the Healthcare division.

6M 2021 non-GAAP adjusted EBITDA from continuing operations decreased to negative $3.8 million from $0.2 million in the same quarter of the prior year due to a rise in raw materials costs in Construction division, an increase in external and internal auditors review fees, and an increase in IT and outside services costs and was offset by an increase in adjusted EBITDA from the Healthcare division.
Operating cash flow
Q2 2021 cash flow from operations was an outflow of $5.4 million, compared to an outflow of $0.6 million for the same period in the prior year, due to increased investment in working capital and operating losses primarily stemming from increased raw materials costs at the Construction division.

6M 2021 cash flow from operations was an outflow of $7.6 million, compared to an inflow of $49 thousand for the same period in the prior year, due to increased investment in working capital and operating losses primarily attributable to increased input costs at the Construction division.
Preferred Stock Dividends
On May 26, 2021, the Company’s Board of Directors (the “Board”) declared a cash dividend to holders of the Company’s 10% Series A Cumulative Perpetual Preferred Stock of $0.25 per share, for an aggregate amount of approximately $479 thousand. The record date for this dividend was June 1, 2021, and the payment date was June 11, 2021.
Net Operating Loss Carryforward (NOL)
Star Equity has approximately $94.9 million of usable federal net operating losses (“NOL”) as of year-end 2020, which the Company considers to be a very valuable asset for its stockholders. In order to protect the value of the NOL for all stockholders, the Company has an NOL protection plan, described below, limiting beneficial ownership of Star Equity common stock to 4.99%. Stockholders who wish to own more than 4.99% of Star Equity common stock, or who already own more than 4.99% of Star Equity common stock and wish to buy more, may only acquire additional shares with the Board’s prior written approval.
On June 2, 2021, the Board adopted a tax benefit preservation plan in the form of a Section 382 Rights Agreement (the “382 Agreement”). The 382 Agreement is intended to diminish the risk that our ability to use our net operating loss carryforwards to reduce future federal income tax obligations may become substantially limited due to an “ownership change,” as defined in Section 382 of the Internal Revenue Code. The Board authorized and declared a dividend distribution of one right for each outstanding share of common stock, par value $0.0001 per share, of the Company to stockholders of record as of the close of business on June 14, 2021. Each right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series C Participating Preferred Stock, par value $0.0001 per share, of the Company at an exercise price of $12.00 per one one-thousandth of a Preferred Share, subject to adjustment.
The rights will become exercisable following (i) 10 days after a public announcement by the Company that a person or group has become an Acquiring Person; and (ii) 10 business days (or a later date determined by the Board) after a person or group begins a tender or an exchange offer that, if completed, would result in that person or group becoming an Acquiring Person.

In addition, upon the occurrence of certain events, the exercise price of the rights would be adjusted and holders of the rights (other than rights owned by an acquiring person or group) would be entitled to purchase common stock at approximately half of market value. Given the potential adjustment of the exercise price of the rights, the rights could cause substantial dilution to a person or group that acquires 4.99% or more of the Company's common stock on terms not approved by the Company's Board of Directors.
No rights were exercisable at June 30, 2021. There was no impact to the Company's financial results as a result of the adoption of the rights plan for the quarter ended June 30, 2021.
Conference Call Information
A conference call is scheduled for 10:00 a.m. ET (7:00 a.m. PT) on August 10, 2021 to discuss the results and management’s outlook. The call may be accessed by dialing 1-877-407-9039 (international callers: +1-201-689-8470) five minutes prior to the scheduled start time and referencing Star. A simultaneous webcast of the call may be accessed online from the Events & Presentations link on the Investor Relations page at starequity.com/events-and-presentations/presentations; an archived replay of the webcast will be available within 15 minutes of the end of the conference call.

If you have any questions, either prior to or after our scheduled Earnings Conference call, please e-mail admin@starequity.com or lcati@equityny.com.

Use of Non-GAAP Financial Measures by Star Equity Holdings, Inc.

This release presents the non-GAAP financial measures “adjusted net income (loss),” “adjusted net income (loss) per basic and diluted share,” “adjusted cash earnings per share”, and “adjusted EBITDA from continuing operations.” The most directly comparable measure for these non-GAAP financial measures are “net income and basic and diluted net income per share”, and “cash flows from operating activities”. The Company has included below unaudited adjusted financial information, which presents the Company’s results of operations after excluding acquired intangible asset amortization, one time transaction costs, financing costs, gain or loss from the early retirement of debt, litigation costs, COVID-19 protection equipment, unrealized gain (loss) on available-for-sale securities, non-recurring gain on disposals, non-recurring costs related to sales and use tax and income tax adjustments. Further excluded in the measure of adjusted EBITDA are interest, taxes, depreciation, amortization, and stock-based compensation.

A discussion of the reasons why management believes that the presentation of non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations is included as Exhibit 99.2 to the Company’s report on Form 8-K filed with the Securities and Exchange Commission on August 10, 2021.
About Star Equity Holdings, Inc.
Star Equity Holdings, Inc. is a diversified holding entity with three divisions: Healthcare, Construction, and Investments.
Healthcare
Our Healthcare division designs, manufactures, and distributes diagnostic medical imaging products and provides mobile imaging services. Our Healthcare division operates in two businesses: (i) diagnostic services and (i) diagnostic imaging. The diagnostic services business offers imaging services to healthcare providers as an outsourced alternative to purchasing and operating their own equipment. The diagnostic imaging business develops, sells, and maintains solid-state gamma cameras.
Construction
Our Construction division manufactures modular housing units for commercial and residential real estate projects and operates in two businesses: (i) modular building manufacturing and (ii) structural wall panel and wood foundation manufacturing, including building supply distribution operations for professional builders.
Investments
Our Investments division manages and finances the Company’s real estate assets and investments.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release that are not statements of historical fact are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as

amended. Forward-looking Statements include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to acquisitions and related integration, development of commercially viable products, novel technologies, and modern applicable services, (ii) projections of income (including income/loss), EBITDA, earnings (including earnings/loss) per share, free cash flow (FCF), capital expenditures, cost reductions, capital structure or other financial items, (iii) the future financial performance of the Company or acquisition targets and (iv) the assumptions underlying or relating to any statement described above. Moreover, forward-looking statements necessarily involve assumptions on the Company’s part. These forward-looking statements generally are identified by the words “believe”, “expect”, “anticipate”, “estimate”, “project”, “intend”, “plan”, “should”, “may”, “will”, “would”, “will be”, “will continue” or similar expressions. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described above as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the substantial amount of debt of the Company and the Company’s ability to repay or refinance it or incur additional debt in the future; the Company’s need for a significant amount of cash to service and repay the debt and to pay dividends on the Company’s preferred stock; the restrictions contained in the debt agreements that limit the discretion of management in operating the business; legal, regulatory, political and economic risks in markets and public health crises that reduce economic activity and cause restrictions on operations (including the recent coronavirus COVID-19 outbreak); the length of time associated with servicing customers; losses of significant contracts or failure to get potential contracts being discussed; disruptions in the relationship with third party vendors; accounts receivable turnover; insufficient cash flows and resulting lack of liquidity; the Company's inability to expand the Company's business; unfavorable changes in the extensive governmental legislation and regulations governing healthcare providers and the provision of healthcare services and the competitive impact of such changes (including unfavorable changes to reimbursement policies); high costs of regulatory compliance; the liability and compliance costs regarding environmental regulations; the underlying condition of the technology support industry; the lack of product diversification; development and introduction of new technologies and intense competition in the healthcare industry; existing or increased competition; risks to the price and volatility of the Company’s common stock and preferred stock; stock volatility and in liquidity; risks to preferred stockholders of not receiving dividends and risks to the Company’s ability to pursue growth opportunities if the Company continues to pay dividends according to the terms of the Company’s preferred stock; the Company’s ability to execute on its business strategy (including any cost reduction plans); the Company’s failure to realize expected benefits of restructuring and cost-cutting actions; the Company’s ability to preserve and monetize its net operating losses; risks associated with the Company’s possible pursuit of acquisitions; the Company’s ability to consummate successful acquisitions and execute related integration, as well as factors related to the Company’s business including economic and financial market conditions generally and economic conditions in the Company’s markets; failure to keep pace with evolving technologies and difficulties integrating technologies; system failures; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; and the continued demand for and market acceptance of the Company’s services. For a detailed discussion of cautionary statements and risks that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the risk factors in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. This release reflects management’s views as of the date presented.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

For more information contact:
Star Equity Holdings, Inc.	The Equity Group
Jeffrey E. Eberwein	Lena Cati
Executive Chairman	Vice President
203-489-9501	212-836-9611
admin@starequity.com	lcati@equityny.com

(Financial tables follow)

Star Equity Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,

	2021	2020	2021	2020
Revenues:
Healthcare	$14,870	$9,473	$28,177	$23,148
Construction	10,936	5,035	19,983	10,519
Investments	—	2	—	33
Total revenues	25,806	14,510	48,160	33,700

Cost of revenues:
Healthcare	11,461	7,288	22,170	18,089
Construction	12,780	3,982	21,283	9,063
Investments	61	66	126	131
Total cost of revenues	24,302	11,336	43,579	27,283

Gross profit	1,504	3,174	4,581	6,417

Operating expenses:
Selling, general and administrative	5,584	3,670	10,638	8,533
Amortization of intangible assets	430	559	868	1,135
Gain on sale of MD Office Solutions	—	—	(847)	—
Total operating expenses	6,014	4,229	10,659	9,668

Loss from operations	(4,510)	(1,055)	(6,078)	(3,251)

Other income :
Other income, net	2,950	672	4,205	832
Interest expense, net	(199)	(394)	(472)	(699)
Total other income	2,751	278	3,733	133

Loss from continuing operations before income taxes	(1,759)	(777)	(2,345)	(3,118)
Income tax expense	(32)	(34)	(34)	(61)
Loss from continuing operations, net of tax	(1,791)	(811)	(2,379)	(3,179)
(Loss) income from discontinued operations, net of tax	(65)	(476)	5,955	(1,061)
Net (loss) income	(1,856)	(1,287)	3,576	(4,240)
Deemed dividend on Series A perpetual preferred stock	(479)	(484)	(958)	(968)
Net (loss) income attributable to common shareholders	$(2,335)	$(1,771)	$2,618	$(5,208)

Net income (loss) per share—basic and diluted
Net loss per share, continuing operations	$(0.36)	$(0.27)	$(0.48)	$(1.25)
Net (loss) income per share, discontinued operations	$(0.01)	$(0.16)	$1.20	$(0.42)
Net (loss) income per share—basic and diluted	$(0.37)	$(0.42)	$0.72	$(1.66)
Deemed dividend on Series A cumulative perpetual preferred stock per share	$(0.10)	$(0.16)	$(0.19)	$(0.38)
Net (loss) income per share, attributable to common shareholders—basic and diluted:	$(0.46)	$(0.58)	$0.53	$(2.04)
Weighted-average shares outstanding—basic and diluted	5,039	3,041	4,978	2,547

Dividends declared per Series A redeemable preferred stock	$0.25	$—	$0.25	$—

Net (loss) income	$(1,856)	$(1,287)	$3,576	$(4,240)

Star Equity Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share amounts)

	June 30, 2021	December 31, 2020
Assets:
Current assets:
Cash and cash equivalents	$6,160	$3,225
Restricted cash	168	168
Accounts receivable, net	14,079	12,975
Inventories, net	12,020	9,787
Other current assets	2,700	2,025
Assets held for sale	—	20,756
Total current assets	35,127	48,936
Property and equipment, net	9,222	9,762
Operating lease right-of-use assets	3,147	1,769
Intangible assets, net	15,932	16,900
Goodwill	9,405	9,542
Other assets	2,553	1,384
Total assets	$75,386	$88,293

Liabilities, Mezzanine Equity and Stockholders’ Equity:
Current liabilities:
Accounts payable	$5,104	$4,952
Accrued compensation	2,684	2,825
Accrued warranty	345	214
Deferred revenue	3,206	2,184
Short-term debt and current portion of long-term debt	13,113	18,362
Payable to related parties	—	2,307
Operating lease liabilities, current portion	1,044	1,011
Other current liabilities	2,665	3,000
Liabilities held for sale	—	7,871
Total current liabilities	28,161	42,726
Long-term debt, net of current portion	—	3,700
Deferred tax liabilities	85	51
Operating lease liabilities, net of current portion	2,155	828
Other liabilities	1,173	1,059
Total liabilities	31,574	48,364

Preferred stock, $0.0001 par value: 10,000,000 shares authorized: 10% Series A Cumulative Perpetual Preferred Stock, 8,000,000 shares authorized, liquidation preference ($10.00 per share), 1,915,637 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	21,979	21,500

Stockholders’ equity:
Preferred stock, $0.0001 par value: 25,000 shares authorized; Series C Participating Preferred stock, no shares issued or outstanding	—	—
Common stock, $0.0001 par value: 30,000,000 shares authorized; 5,073,654 and 4,798,367 shares issued and outstanding (net of treasury shares) at June 30, 2021 and December 31, 2020, respectively	—	—
Treasury stock, at cost; 258,849 shares at June 30, 2021 and December 31, 2020, respectively	(5,728)	(5,728)
Additional paid-in capital	148,971	149,143
Accumulated deficit	(121,410)	(124,986)

Total stockholders’ equity	21,833	18,429
Total liabilities, mezzanine equity and stockholders’ equity	$75,386	$88,293

Star Equity Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net loss from continuing operations	$(1,791)	$(811)	$(2,379)	$(3,179)
Acquired intangible amortization	430	559	868	1,135
Unrealized loss (gain) on equity securities (1)	312	(6)	289	20
Litigation costs (2)	123	19	125	179
MDOS gain (3)	—	—	(847)	—
Tenant receivable (4)	—	—	323	—
Write off of software costs (5)	70	—	70	—
Transaction cost (6)	—	—	—	115
Financing cost (7)	47	—	179	—
COVID -19 Protection Equipment (8)	21	29	59	29
SBA PPP Loan forgiveness (9)	(2,959)	—	(4,179)	—
Income tax expense	32	34	34	61
Non-GAAP adjusted net loss from continuing operations	$(3,715)	$(176)	$(5,458)	$(1,640)

Net loss per diluted share from continuing operations	$(0.36)	$(0.27)	$(0.48)	$(1.25)
Acquired intangible amortization	0.09	0.18	0.17	0.45
Unrealized gain on equity securities (1)	0.06	—	0.06	0.01
Litigation costs (2)	0.02	0.01	0.03	0.07
MDOS gain (3)	—	—	(0.17)	—
Tenant receivable (4)	—	—	0.06	—
Write off of software costs (5)	0.01	—	0.01	—
Transaction cost (6)	—	—	—	0.05
Financing cost (7)	0.01	—	0.04	—
COVID -19 Protection Equipment (8)	—	0.01	0.01	0.01
SBA PPP Loan forgiveness (9)	(0.59)	—	(0.84)	—
Income tax expense	0.01	0.01	0.01	0.02
Non-GAAP adjusted net loss per basic and diluted share from continuing operations (10)	$(0.74)	$(0.06)	$(1.10)	$(0.64)
(1)Reflects change in fair value of investments in equity securities.
(2)Reflects one time litigation costs.
(3)Reflects the gain from the sale of MDOS.
(4)Reflects one time write off in uncollectible tenant receivable.
(5)Reflects one time write off in software implementation costs.
(6)Reflects legal and other costs related to the ATRM merger and holding company conversion.
(7)Reflects financing costs from our credit facilities.
(8)Reflects purchases related to COVID -19 Protection Equipment.
(9)Reflects the forgiveness of the Paycheck Protection Program.
(10)Per share amounts are computed independently for each discrete item presented. Therefore, the sum of the quarterly per share amounts will not necessarily equal to the total for the year, and sum of individual items may not equal the total.

Star Equity Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(In thousands)

For The Three Months Ended June 30, 2021	Diagnostic Services	Diagnostic Imaging	Construction	Investments	Star Equity Corporate	Total

Net income (loss) from continuing operations	$796	$3,020	$(3,871)	$(46)	$(1,690)	$(1,791)
Depreciation and amortization	269	51	481	61	—	862
Interest expense	16	24	160	—	—	200
Income tax (benefit) expense	(2)	34	—	—	—	32
EBITDA from continuing operations	1,079	3,129	(3,230)	15	(1,690)	(697)

Unrealized loss (gain) on equity securities (1)	—	—	303	—	9	312
Litigation costs (2)	—	—	—	—	123	123
Stock-based compensation	10	27	—	—	97	134
Write off of software costs (5)	—	—	70	—	—	70
Financing cost (7)	—	34	13	—	—	47
COVID-19 Protection Equipment (8)	21	—	—	—	—	21
SBA PPP Loan forgiveness (9)	—	(2,959)	—	—	—	(2,959)
Non-GAAP adjusted EBITDA from continuing operations	$1,110	$231	$(2,844)	$15	$(1,461)	$(2,949)

For The Three Months Ended June 30, 2020	Diagnostic Services	Diagnostic Imaging	Construction	Investments	Star Equity Corporate	Total

Net (loss) income from continuing operations	$(490)	$379	$160	$(148)	$(712)	$(811)
Depreciation and amortization	307	66	571	66	—	1,010
Interest expense	18	141	235	—	—	394
Income tax expense	12	21	1	—	—	34
EBITDA from continuing operations	(153)	607	967	(82)	(712)	627

Unrealized gain on equity securities (1)	—	—	—	—	(6)	(6)
Litigation costs (2)	—	—	—	—	19	19
Stock-based compensation	33	58	—	—	56	147
COVID-19 Protection Equipment (8)	—	29	—	—	—	29
Non-GAAP adjusted EBITDA from continuing operations	$(120)	$694	$967	$(82)	$(643)	$816

For The Six Months Ended June 30, 2021	Diagnostic Services	Diagnostic Imaging	Construction	Investments	Star Equity Corporate	Total

Net income (loss) from continuing operations	$1,673	$2,787	$(4,225)	$(129)	$(2,485)	$(2,379)
Depreciation and amortization	559	118	961	126	—	1,764
Interest expense	33	82	357	—	—	472
Income tax expense	—	34	—	—	—	34
EBITDA from continuing operations	2,265	3,021	(2,907)	(3)	(2,485)	(109)

Unrealized loss (gain) on equity securities (1)	—	—	303	—	(14)	289
Litigation costs (2)	—	—	—	—	125	125
Stock-based compensation	39	75	—	—	148	262
MDOS gain (3)	(847)	—	—	—	—	(847)
Tenant receivable (4)	—	—	323	—	—	323
Write off of software costs (5)	—	—	70	—	—	70
Financing cost (7)	—	76	103	—	—	179
COVID-19 Protection Equipment (8)	57	2	—	—	—	59
SBA PPP Loan forgiveness (9)	—	(2,959)	(1,220)	—	—	(4,179)
Non-GAAP adjusted EBITDA from continuing operations	$1,514	$215	$(3,328)	$(3)	$(2,226)	$(3,828)

For The Six Months Ended June 30, 2020	Diagnostic Services	Diagnostic Imaging	Construction	Investments	Star Equity Corporate	Total

Net (loss) income from continuing operations	$(415)	$391	$(1,343)	$(200)	$(1,612)	$(3,179)
Depreciation and amortization	637	129	1,143	131	—	2,040
Interest expense	38	167	494	—	—	699
Income tax expense	12	47	2	—	—	61
EBITDA from continuing operations	272	734	296	(69)	(1,612)	(379)

Unrealized gain on equity securities (1)	—	—	—	—	20	20
Litigation costs (2)	—	—	—	—	179	179
Stock-based compensation	67	118	—	—	68	253
Transaction cost (6)	—	—	—	—	115	115
COVID-19 Protection Equipment (8)	—	29	—	—	—	29
Non-GAAP adjusted EBITDA from continuing operations	$339	$881	$296	$(69)	$(1,230)	$217
(1)Reflects change in fair value of investments in equity securities.
(2)Reflects one time litigation costs.
(3)Reflects the gain from the sale of MDOS.
(4)Reflects one time write off in uncollectible tenant receivable.
(5)Reflects one time write off in software costs.
(6)Reflects legal and other costs related to the ATRM merger and holdings company conversion.
(7)Reflects financing costs from our credit facilities.
(8)Reflects purchases related to COVID -19 Protection Equipment.
(9)Reflects the forgiveness of the Paycheck Protection Program.

Star Equity Holdings, Inc.
Supplemental Debt Information
(Unaudited)
(In thousands)
A summary of the Company’s credit facilities and related party notes are as follows:

	June 30, 2021		December 31, 2020
	Amount	Weighted-Average Interest Rate	Amount	Weighted-Average Interest Rate
Revolving Credit Facility - Gerber KBS	$2,181	6.00%	$1,099	6.00%
Revolving Credit Facility - Gerber EBGL	2,493	6.00%	2,016	6.00%
Revolving Credit Facility - SNB	7,241	2.60%	12,710	2.64%
Total Short-term Revolving Credit Facility	$11,915	3.93%	$15,825	3.30%
Gerber - Star Term Loan	$1,198	6.25%	$262	6.75%
Premier - Term Loan	—	—%	419	5.75%
Total Short Term Debt	$1,198	6.25%	$681	6.13%
Short-term Paycheck Protection Program Notes	$—	—%	$1,856	1.00%
Short-term debt and current portion of long-term debt	$13,113	4.15%	$18,362	3.17%

Gerber - Star Term Loan	$—	—%	$1,058	6.75%
Premier - Term Loan	—	—%	321	5.75%
Total Long Term Debt	$—	—%	$1,379	6.52%
Long-term Paycheck Protection Program Notes	$—	—%	$2,321	1.00%
Long-term debt, net of current portion	$—	—%	$3,700	3.06%

LSV Co-Invest I Promissory Note (“January Note”)	$—	—%	$709	12.00%
LSV Co-Invest I Promissory Note (“June Note”)	—	—%	1,220	12.00%
LSVM Note	—	—%	378	12.00%
Total Notes Payable To Related Parties	$—	—%	$2,307	12.00%

Total Debt	$13,113	4.15%	$24,369	3.99%

Term Loan Facilities
The following table presents the Star term loan balance net of unamortized debt issuance costs as of June 30, 2021 (in thousands):

June 30, 2021
Amount
Gerber - Star Term Loan Principal	$1,435
Unamortized debt issuance costs	(237)
Total	$1,198

Star Equity Holdings, Inc.
Supplemental Segment Information
(Unaudited)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue by segment:
Diagnostic Services	$11,743	$7,140	$21,982	$17,954
Diagnostic Imaging	3,127	2,333	6,195	5,194
Construction	10,936	5,035	19,983	10,519
Investments	—	2	—	33
Consolidated revenue	$25,806	$14,510	$48,160	$33,700

Gross profit by segment:
Diagnostic Services	$2,393	$953	$4,000	$2,958
Diagnostic Imaging	1,016	1,232	2,007	2,101
Construction	(1,844)	1,053	(1,300)	1,456
Investments	(61)	(64)	(126)	(98)
Consolidated gross profit	$1,504	$3,174	$4,581	$6,417

Income (loss) from continuing operations by segment:
Diagnostic Services	$778	$(128)	$1,636	$(69)
Diagnostic Imaging	57	96	36	(171)
Construction	(3,838)	(398)	(5,385)	(1,698)
Investments	79	(146)	155	(200)
Star Corporate expenses	(1,586)	(479)	(2,520)	(1,113)
Segment loss from operations	$(4,510)	$(1,055)	(6,078)	(3,251)

Depreciation and amortization by segment:
Diagnostic Services	$269	$307	$559	$637
Diagnostic Imaging	51	66	118	129
Construction	481	571	961	1,143
Investments	61	66	126	131
Total depreciation and amortization	$862	$1,010	$1,764	$2,040